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                                                                  Exhibit (j)(1)

                       Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Post-Effective Amendment to the Registration Statement of Russell Investment Funds, previously called Russell Insurance Funds on Form N-1A ("Registration Statement") of our report dated January 28, 2003, relating to the financial statements and financial highlights which appear in the December 31, 2002 Annual Report to Shareholders of the Russell Insurance Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
Seattle, Washington
April 28, 2003